Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS OVER 25% GROWTH IN SECOND
QUARTER EARNINGS AND UPDATES 2016 GUIDANCE

MIAMI – August 2, 2016 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported GAAP and adjusted earnings of $1.06 and $1.09, respectively, up over 25% from last year and better than expectations.  Full year adjusted earnings are also expected to be up 25% in the range of $6.00 to $6.10, down $0.20 from the midpoint of earlier guidance due to a negative impact of approximately $0.27 related to currency and fuel.

Yields and costs for the year are also performing generally as expected.  The sale of 51% of the Pullmantur Group announced in May was completed at the end of July.  Consequently, Pullmantur’s results will no longer be consolidated in the company’s accounts.  Since Pullmantur’s yields and costs are lower than the fleet average, this change has the effect of increasing the company’s yields and costs metrics for 2016.

KEY HIGHLIGHTS
Second Quarter 2016 results:

>	Net Yields were up 1.1% on a Constant-Currency basis (down 0.5% As-Reported), in-line with previous guidance.
>	Net Cruise Costs (“NCC”) excluding fuel were up 1.9% on a Constant-Currency basis (up 1.5% As-Reported), in-line with guidance.
>	US GAAP Net Income was $229.9 million or $1.06 per share, versus $185.0 million, or $0.84 per share in 2015.
>	Adjusted Net Income was $235.2 million, or $1.09 per share, versus $185.0 million, or $0.84 per share in 2015, better than guidance due to lower than expected fuel expense.

Full Year 2016 forecast:

>
Net Yields are expected to increase in the range of 4.0% to 4.5% on a Constant-Currency basis (up approximately 2.0% As-Reported) with the increase from previous guidance driven primarily by the deconsolidation of the Pullmantur Group.

>	NCC excluding fuel are expected to be up approximately 1.0% on a Constant-

Currency basis (up flat to up 1.0% As-Reported), unchanged from previous guidance. This includes a slight increase in this cost metric driven by the deconsolidation of the Pullmantur Group.
>
Adjusted EPS is expected to be in the range of $6.00 to $6.10 per share, a $0.20 decrease from the mid-point of the company’s previous guidance, driven by a negative $0.27 impact of currency and fuel rates, partially offset by the better than expected second quarter.

“Our business remains strong and we continue to improve our return profile,” said Richard Fain, chief executive officer.  “This keeps us solidly on our path towards the Double-Double.”

SECOND QUARTER RESULTS

US GAAP Net Income for the second quarter 2016 was $229.9 million or $1.06 per share, compared to $185.0 million or $0.84 per share in 2015.  Adjusted Net Income for the second quarter of 2016 was $235.2 million, or $1.09 per share, up over 25% versus the same quarter last year.  The outperformance for the quarter was primarily driven by better than anticipated fuel expense.

Net Yields on a Constant-Currency basis increased 1.1%, in-line with guidance. The portfolio of global destinations performed as expected.  Constant-Currency NCC excluding fuel increased 1.9%, also in-line with previous guidance.

Bunker pricing net of hedging for the second quarter was $511 per metric ton and consumption was 346,000 metric tons.

FULL YEAR 2016

The company updated full year Adjusted EPS guidance to a range of $6.00 to $6.10. This is a $0.20 decrease at the midpoint versus previous guidance due to a $0.27 negative impact from currency and fuel rates, of which approximately $0.14 is related to weakness in the British Pound following the Brexit vote.  Lower than expected fuel expense in the second quarter partially offset the full year impact of weaker foreign currencies and rise in fuel prices.

As previously announced, the company sold 51% of its stake in Pullmantur and formed a Joint Venture with Springwater Capital.  This sale results in the deconsolidation of the Pullmantur Group.  Consistent with our other joint ventures, results from this venture will now be accounted for under equity method accounting.  An immaterial gain related to the sale has been excluded from the company’s earnings guidance.

The company’s booked position for the remainder of 2016 remains strong, similar to last year’s record levels.  Looking further ahead, the company’s booked position for the next twelve months is also strong, up on both rate and volume, versus same time last year.  Net Yields on a Constant-Currency basis are expected to increase in the range of 4.0% to 4.5%, driven primarily by the deconsolidation of the Pullmantur Group.  Continued strength for North American products are helping offset weakness in the Eastern Mediterranean and in Shanghai.

NCC excluding fuel are expected to be up approximately 1.0% for the year.  This includes a slight increase in this cost metric driven by the deconsolidation of the Pullmantur Group offset by a slight decrease in costs from the rest of the fleet.

“While there are always puts and takes in our key markets, our portfolio is performing as expected, our booked position remains strong, and our newbuilds are entering their markets to great fanfare,” said Jason T. Liberty, chief financial officer.  “These factors are driving another year of record earnings.”

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2016 Adjusted EPS to be in the range of $6.00 to $6.10 per share.

THIRD QUARTER 2016

Constant-Currency Net Yields are expected to be up approximately 2.0% in the third quarter of 2016.  The year-over-year improvement is primarily driven by the deconsolidation of the Pullmantur Group.

NCC excluding fuel are expected to be down approximately 1.5% on a Constant-Currency basis.  This includes a small increase relating to deconsolidation of the Pullmantur Group.

Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be approximately $3.10 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $187 million and $725 million of fuel expense in its third quarter and full year 2016 guidance, respectively.

Forecasted consumption is 64% hedged via swaps for the remainder of 2016 and 60%, 45%, 36% and 20% hedged for 2017, 2018, 2019 and 2020, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $535, $505, $452, $342 and $340, respectively.

The company provided the following fuel statistics for the third quarter and full year 2016:

FUEL STATISTICS	Third Quarter 2016	Full Year 2016
Fuel Consumption (metric tons)	341,000	1,369,000
Fuel Expenses	$187 million	$725 million
Percent Hedged (fwd consumption)	59%	64%
Impact of 10% change in fuel prices	$3.8 million	$8.4 million

In summary, the company provided the following guidance for the third quarter and full year of 2016:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2016
Net Yields	Approx. flat	Approx. 2.0%
Net Cruise Costs per APCD	(3.0%) to (4.0%)	Approx. (3.0%)
Net Cruise Costs per APCD excluding Fuel	Approx. (2.0%)	Approx. (1.5%)

Full Year 2016
Net Yields	Approx. 2.0%	4.0% to 4.5%
Net Cruise Costs per APCD	(1.5%) to (2.0%)	Approx. (1.5%)
Net Cruise Costs per APCD excluding Fuel	Flat to up 1.0%	Approx. 1.0%

GUIDANCE	Third Quarter 2016	Full Year 2016

Capacity Increase	3.2%	3.3%
Depreciation and Amortization	$227 to $232 million	$890 to $900 million
Interest Expense, net	$75 to $80 million	$282 to $292 million
Adjusted EPS	Approx. $3.10	$6.00 to $6.10

1% Change in Currency	$4 million	$8 million
1% Change in Net Yield	$20 million	$36 million
1% Change in NCC x fuel	$9 million	$17 million
1% Change in LIBOR	$10 million	$24 million

Exchange rates used in guidance calculations
	Current – July	Previous – April
GBP	$1.32	$1.45
AUD	$0.75	$0.77
CAD	$0.76	$0.79
CNH	$0.15	$0.15
EUR	$1.10	$1.13

LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2016, liquidity was $0.8 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for the remainder of 2016, 2017, 2018, 2019 and 2020 are $0.3 billion, $1.3 billion, $2.3 billion, $0.8 billion and $1.8 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2016, 2017, 2018, 2019 and 2020 are $2.4 billion, $0.5 billion, $2.5 billion, $1.4 billion and $1.7 billion, respectively.  Capacity increases for 2016, 2017, 2018, 2019 and 2020 are expected to be 3.3%, -1.8%, 3.4%, 7.4% and 3.5%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, restructuring charges and other costs related to our Pullmantur right-sizing strategy. The company has also said that it intends to exclude any gain on the sale of its 51% interest in Pullmantur.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.  APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year Adjusted EPS and Return on Invested Capital (ROIC) goals we publicly announced in 2014 and are seeking to achieve by the end of 2017.  Under this program, we are targeting Adjusted EPS of at least $6.78 by the end of 2017, which is double our 2014 Adjusted EPS of $3.39.  We are also targeting ROIC of at least 10% by the end of 2017 as compared to ROIC of 5.9% in 2014.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Cruise Costs excludes costs related to our Pullmantur right-sizing strategy.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises, as well as TUI Cruises through our 50 percent joint venture interest and Pullmantur and CDF Croisières de France through our 49 percent joint venture interest.  Together, these six brands operate a combined total of 48 ships with an additional eleven on order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2016, and expectations regarding the timing and results of our Double-Double initiative and the costs and yields expected in 2016 and other future periods.  Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, our operating costs and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, concerns over safety, health and security aspects of traveling, unavailability of ports of call, the uncertainties of conducting business internationally and expanding into new markets and new ventures, changes in operating and financing costs, the impact of foreign exchange rates, interest rate and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, the impact of new or changing regulations on our business, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, shipyard unavailability and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

Adjusted Earnings per Share estimates for the Full Year and Third Quarter of 2016 are presented in lieu of US GAAP earnings per share estimates due to uncertainty in projecting the amounts adjusted to arrive at this measure, such as, uncertainty in the timing and amount of restructuring charges and other initiative costs that we will absorb in the remainder of 2016, the amount of which is expected to be immaterial.  Refer to Note 11. Restructuring Charges in our consolidated financial statements under Item 1. Financial Statements for further information on our Restructuring charges and other initiative charges and to the definition for Adjusted Earnings per Share herein.  For the quarter and six months ended June 30, 2016, we incurred restructuring charges and other initiative charges of $5.3 million and $8.4 million, respectively.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Passenger ticket revenues	$1,516,530	$1,507,468	$2,894,697	$2,814,247
Onboard and other revenues	588,732	550,854	1,128,360	1,059,674
Total revenues	2,105,262	2,058,322	4,023,057	3,873,921
Cruise operating expenses:
Commissions, transportation and other	334,568	355,835	659,458	680,253
Onboard and other	136,198	147,105	239,852	263,344
Payroll and related	230,433	218,570	457,874	430,161
Food	124,517	119,407	246,027	239,193
Fuel	176,649	202,565	352,511	407,841
Other operating	308,222	272,927	596,443	518,234
Total cruise operating expenses	1,310,587	1,316,409	2,552,165	2,539,026
Marketing, selling and administrative expenses	286,357	274,148	588,378	560,980
Depreciation and amortization expenses	221,620	206,468	432,384	406,936
Restructuring charges	4,425	—	4,730	—
Operating Income	282,273	261,297	445,400	366,979

Other income (expense):
Interest income	5,683	2,772	8,403	6,509
Interest expense, net of interest capitalized	(78,747)	(76,620)	(144,193)	(146,779)
Other income (expense)(1)	20,696	(2,482)	19,435	3,488
	(52,368)	(76,330)	(116,355)	(136,782)
Net Income	$229,905	$184,967	$329,045	$230,197

Earnings per Share:
Basic	$1.07	$0.84	$1.52	$1.05
Diluted	$1.06	$0.84	$1.52	$1.04

Weighted-Average Shares Outstanding:
Basic	215,265	219,913	216,089	219,770
Diluted	216,131	220,902	217,040	220,886

Comprehensive Income
Net Income	$229,905	$184,967	$329,045	$230,197
Other comprehensive (loss) income:
Foreign currency translation adjustments	(2,268)	11,741	4,380	(19,803)
Change in defined benefit plans	(3,585)	3,742	(7,097)	2,249
Gain (loss) on cash flow derivative hedges	156,351	202,473	159,088	(58,476)
Total other comprehensive income (loss)	150,498	217,956	156,371	(76,030)

Comprehensive Income	$380,403	$402,923	$485,416	$154,167

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016(2)	2015
Passengers Carried	1,403,998	1,314,284	2,806,920	2,649,802
Passenger Cruise Days	9,980,140	9,465,349	19,639,130	18,679,992
APCD	9,544,636	9,040,437	18,737,199	17,819,382
Occupancy	104.6%	104.7%	104.8%	104.8%
(1)For the six months ended June 30, 2016, amount includes a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag.
(2)Does not include the November and December 2015 amounts related to the elimination of the Pullmantur reporting lag.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$175,164	$121,565
Trade and other receivables, net	215,804	238,972
Inventories	112,380	121,332
Prepaid expenses and other assets	265,063	220,579
Derivative financial instruments	3,592	134,574
Assets held for sale	85,935	—
Total current assets	857,938	837,022
Property and equipment, net	20,185,878	18,777,778
Goodwill	288,399	286,764
Other assets	1,139,278	880,479
	$22,471,493	$20,782,043

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$895,411	$899,542
Accounts payable	319,606	302,072
Accrued interest	47,415	38,325
Accrued expenses and other liabilities	551,293	658,601
Derivative financial instruments	237,743	651,866
Customer deposits	2,222,196	1,742,286
Liabilities held for sale	99,967	—
Total current liabilities	4,373,631	4,292,692
Long-term debt	9,153,499	7,627,701
Other long-term liabilities	798,698	798,611

Commitments and contingencies

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 234,566,541 and 233,905,166 shares issued, June 30, 2016 and December 31, 2015, respectively)	2,346	2,339
Paid-in capital	3,306,685	3,297,619
Retained earnings	7,112,096	6,944,862
Accumulated other comprehensive loss	(1,172,062)	(1,328,433)
Treasury stock (19,312,522 and 15,911,971 common shares at cost, June 30, 2016 and December 31, 2015, respectively)	(1,103,400)	(853,348)
Total shareholders’ equity	8,145,665	8,063,039
	$22,471,493	$20,782,043

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2016	2015
Operating Activities
Net income	$329,045	$230,197
Adjustments:
Depreciation and amortization	432,384	406,936
Net deferred income tax expense	348	2,534
Loss on derivative instruments not designated as hedges	3,979	16,902
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	33,929	54,272
Decrease (increase) in inventories	1,394	(17,523)
Increase in prepaid expenses and other assets	(47,056)	(58,722)
Increase in accounts payable	41,173	14,668
Increase in accrued interest	9,090	4,998
Increase (decrease) in accrued expenses and other liabilities	21,839	(39,474)
Increase in customer deposits	467,539	405,752
Dividends received from unconsolidated affiliates	23,878	3,981
Other, net	(46,630)	15,824
Net cash provided by operating activities	1,270,912	1,040,345

Investing Activities
Purchases of property and equipment	(2,047,195)	(1,151,616)
Cash paid on settlement of derivative financial instruments	(161,307)	(118,521)
Investments in and loans to unconsolidated affiliates	—	(54,250)
Cash received on loans to unconsolidated affiliates	14,923	120,297
Other, net	(18,871)	(12,482)
Net cash used in investing activities	(2,212,450)	(1,216,572)

Financing Activities
Debt proceeds	5,300,561	2,376,001
Debt issuance costs	(70,406)	(41,171)
Repayments of debt	(3,738,905)	(1,992,232)
Purchases of treasury stock	(250,051)	—
Dividends paid	(243,557)	(197,718)
Proceeds from exercise of common stock options	1,512	5,067
Other, net	1,309	1,156
Net cash provided by financing activities	1,000,463	151,103

Effect of exchange rate changes on cash	9,195	(4,757)

Net increase (decrease) in cash and cash equivalents	68,120	(29,881)
Cash and cash equivalents at beginning of period	121,565	189,241
Less: Cash and cash equivalents attributed to assets held for sale	(14,521)	—
Cash and cash equivalents at end of period	$175,164	$159,360

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$116,531	$120,089

Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$213,042	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Passenger ticket revenues	$1,516,530	$1,544,074	$1,507,468	$2,894,697	$2,982,559	$2,814,247
Onboard and other revenues	588,732	591,338	550,854	1,128,360	1,135,929	1,059,674
Total revenues	2,105,262	2,135,412	2,058,322	4,023,057	4,118,488	3,873,921
Less:
Commissions, transportation and other	334,568	339,191	355,835	659,458	676,489	680,253
Onboard and other	136,198	136,271	147,105	239,852	241,249	263,344
Net Revenues	$1,634,496	$1,659,950	$1,555,382	$3,123,747	$3,200,750	$2,930,324

APCD	9,544,636	9,544,636	9,040,437	18,737,199	18,737,199	17,819,382
Gross Yields	$220.57	$223.73	$227.68	$214.71	$219.80	$217.40
Net Yields	$171.25	$173.91	$172.05	$166.71	$170.82	$164.45

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Total cruise operating expenses	$1,310,587	$1,315,712	$1,316,409	$2,552,165	$2,576,152	$2,539,026
Marketing, selling and administrative expenses	286,357	289,673	274,148	588,378	596,740	560,980
Gross Cruise Costs	1,596,944	1,605,385	1,590,557	3,140,543	3,172,892	3,100,006
Less:
Commissions, transportation and other	334,568	339,191	355,835	659,458	676,489	680,253
Onboard and other	136,198	136,271	147,105	239,852	241,249	263,344
Net Cruise Costs including other initiative costs	1,126,178	1,129,923	1,087,617	2,241,233	2,255,154	2,156,409
Less:
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	834	846	—	3,325	3,397	—
Net Cruise Costs	1,125,344	1,129,077	1,087,617	2,237,908	2,251,757	2,156,409
Less:
Fuel(3)	176,649	177,079	202,565	352,087	353,094	407,841
Net Cruise Costs Excluding Fuel	$948,695	$951,998	$885,052	$1,885,821	$1,898,663	$1,748,568

APCD	9,544,636	9,544,636	9,040,437	18,737,199	18,737,199	17,819,382
Gross Cruise Costs per APCD	$167.31	$168.20	$175.94	$167.61	$169.34	$173.97
Net Cruise Cost per APCD	$117.90	$118.29	$120.31	$119.44	$120.18	$121.01
Net Cruise Costs Excluding Fuel per APCD	$99.40	$99.74	$97.90	$100.65	$101.33	$98.13

(3) For the six months ended June 30, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur’s Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Income	$229,905	$184,967	$329,045	$230,197
Adjusted Net income	235,164	184,967	359,120	230,197
Net Adjustments to Net Income- Increase	$5,259	$—	$30,075	$—
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$21,656	$—
Restructuring charges	4,425	—	4,730	—
Other initiative costs	834	—	3,689	—
Net Adjustments to Net Income- Increase	$5,259	$—	$30,075	$—

Earnings per Share - Diluted	$1.06	$0.84	$1.52	$1.04
Adjusted Earnings per Share - Diluted	1.09	0.84	1.65	1.04
Net Adjustments to Net Income- Increase	$0.03	$—	$0.13	$—

Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$0.10	$—
Restructuring charges	0.02	—	0.02	—
Other initiative costs	0.01	—	0.01	—
Net Adjustments to Net Income- Increase	$0.03	$—	$0.13	$—

Weighted-Average Shares Outstanding - Diluted	216,131	220,902	217,040	220,886